Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees

Voya Investors Trust, Voya Variable Portfolios, Inc.

We consent to the use of our reports dated February 21, 2019 and February 22, 2019, with respect to the financial statements of VY® Templeton Global Growth Portfolio, a series of Voya Investors Trust, and Voya Global Equity Portfolio, a series of Voya Variable Portfolios, Inc., incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

May 17, 2019